SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

John C. Thompson, LLC

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 2, 2007, we completed the private placement of 261,574 units at a price of $14 per unit (the “Transaction”).  Seven insiders, including officers and directors of the Company (the “Insiders”), purchased some of the units in the Transaction.  The Transaction resulted in the issuance of shares of common stock to the Insiders at a discounted price.  As a consequence, the NASDAQ Listing Qualifications Department (the “Listing Department”) determined that we had inadvertently violated NASDAQ Marketplace Rule 4350(i)(1)(A) (the “Rule”) by failing to obtain shareholder approval prior to selling shares of common stock to the Insiders at a discount.  The Listing Department verbally notified us of this shareholder approval violation on May 8, 2007.

In submissions dated May 18 and 30, 2007, we provided NASDAQ with amended subscription agreements for the Insiders, each of which reflected a price equal to the market value of the units.  Accordingly, on June 19, 2007, we received a letter from NASDAQ (the “NASDAQ Letter”), a copy of which is attached hereto as Exhibit 99.1, indicating that the Listing Department had determined that we failed to comply with, and subsequently regained compliance with, the Rule for continued listing and that this matter is now closed.

Although we have regained compliance under the Rule, we are still required to disclose receipt of the NASDAQ Letter and, pursuant to Marketplace Rule 4803(a), issue a press release disclosing receipt of the NASDAQ Letter and the NASDAQ rules upon which such deficiency was based.  We issued a press release on June 25, 2007, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Letter from The Nasdaq Stock Market to Amerityre Corporation, dated June 19, 2007
99.2	Amerityre Corporation press release, dated June 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  June 25, 2007

AMERITYRE CORPORATION

By: /s/ Richard A. Steinke

Richard A. Steinke

Chief Executive Officer